Exhibit 99.1

Dime Community Bancshares Announces the Prepayment of the ESOP Share Acquisition Loan

Move results in significant annual cost savings

BROOKLYN, NY – December 28, 2016 – The Board of Directors of Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or "Dime"), the parent company of Dime Community Bank (the “bank”) has authorized the prepayment of the outstanding balance on the Company’s Employee Stock Ownership Plan (“ESOP”) Share Acquisition Loan effective December 31, 2016, and the merger of the ESOP into the bank’s 401(K) Plan (such merged plans referred to herein as the “KSOP”).

In 1996, the ESOP obtained a loan from the Company in the amount of $11.6 million to purchase shares of Company common stock (the “Share Acquisition Loan”).  The current maturity date of the Share Acquisition Loan is December 2025, and, as of December 31, 2016, the loan balance will be $2.8 million. The terms and conditions of the Share Acquisition Loan documents permit prepayment without penalty.

The prepayment of the outstanding Share Acquisition Loan balance will result in a one-time, non-cash, non-tax deductible charge to earnings of approximately $11.0 million, or $0.30 per diluted share, in the quarter ending December 31, 2016. While this prepayment will cause bank capital to increase by $2.8 million, overall consolidated stockholders’ equity at the Company will not change primarily as a result of the elimination of the contra-equity account.

"The decision to prepay the Share Acquisition Loan and create the KSOP was motivated primarily by our desire to distribute future employee benefits more equitably among both our long-standing employees and those employees who joined the bank within the past several years,” stated Kenneth J. Mahon, President and incoming Chief Executive Officer of the Company and bank. “In addition, creation of the KSOP will provide participants with greater control over their retirement funds, including the ability to diversify their account balances.”

In connection with the prepayment of the Share Acquisition Loan, the ESOP Trustee will be directed to repay the Share Acquisition Loan as of December 31, 2016 (following the 2016 plan year loan payment) by transferring to the Company (as lender) the number of unallocated pledged shares of Company common stock with a Fair Market Value (as defined in the ESOP) equal to the outstanding Share Acquisition Loan balance as of such date. Upon such transfer, the shares will be treated as treasury stock.

Following the prepayment of the Share Acquisition Loan, the approximately 560,000 shares of unallocated Company common stock remaining in the ESOP Trust will be allocated to the accounts of all ESOP participants who are employed by the bank as of the loan repayment date based on their account balance.

Going forward, establishment of the KSOP and the repayment of the Share Acquisition Loan are expected to result in an annual reduction to operating expense of approximately $1.1 million and an increase of approximately $0.03 in diluted earnings per share.

Although it is the Company’s current intention to accomplish the prepayment and plan merger, there can be no assurance provided that they will be concluded.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $5.82 billion in consolidated assets as of September 30, 2016. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Director of Investor Relations, 718-782-6200, extension 5260.